Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184854, 333-200052, 333-218576, 333-221476, 333-234046, 333-236270, 333-252601, 333-259902 and 333-269445) of Quantum Corporation of our report dated June 6, 2023, except for the effects of the tables reflecting the impact of the restatement as of and for the years ended March 31, 2023 and 2022 discussed in Note 14 and Note 15 (not presented therein) in the consolidated financial statements appearing under Item 8 of the Company’s 2024 Annual Report on Form 10-K, as to which date is June 28, 2024, relating to the consolidated financial statements of Quantum Corporation, for the year ended March 31, 2024.

/s/ ArmaninoLLP
San Ramon, California

June 28, 2024